Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated 20 May 2003 relating to the accounts of National Grid Transco plc, which appears in National Grid Transco plc’s Annual Report on Form 20-F for the year ended 31 March 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, UK
August 5, 2003